Exhibit 21.1

SUBSIDIARIES OF APELLIS PHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Apellis Australia Pty Ltd.	Australia
Apellis Ireland Ltd.	Ireland